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                                                                     Exhibit 8.1

                      [Letterhead of Sullivan & Cromwell]

                                          September 26, 2001

The PMI Group, Inc.,
601 Montgomery Street,
San Francisco, California 94111.

Ladies and Gentlemen:

   As special tax counsel to The PMI Group, Inc. (the "Company") in connection with the registration of $360,000,000 of the Company's 2.50% Senior Convertible Debentures due 2021 pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussion set forth under the heading "Certain United States Federal Income Tax Consequences" therein is our opinion, subject to the limitations set forth therein.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,

                                          SULLIVAN & CROMWELL